Exhibit 99 (c)










           CONSOLIDATED FINANCIAL STATEMENTS
           ARCap Investors, L.L.C. and Subsidiaries
           YEAR ENDED DECEMBER 31, 2002

                    ARCap Investors, L.L.C. and Subsidiaries

                        Consolidated Financial Statements


                          Year ended December 31, 2002




                                    CONTENTS

Report of Independent Auditors.................................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheet.................. ..................................2
Consolidated Statement of Operations...........................................3
Consolidated Statement of Members' Equity.... .................................4
Consolidated Statement of Cash Flows.......... ................................5
Notes to Consolidated Financial Statements.....................................6

                          INDEPENDENT AUDITORS' REPORT

The Board of Managers
ARCap Investors, L.L.C.

We have audited the accompanying consolidated balance sheet of ARCap Investors, L.L.C. and subsidiaries (the Company) as of December 31, 2002, and the related consolidated statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARCap Investors, L.L.C. and subsidiaries at December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

Dallas, Texas
February 4, 2003

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS


                                                         December 31, 2002
                                                         -----------------
Investment securities - trading,
 net (Note 3)                                               $798,856,791
Accrued interest receivable                                    9,243,042
Cash and cash equivalents                                      4,953,388
Deferred borrowing costs, net (Note 5)                         4,453,750
Restricted cash - CBO swap (Note 5)                            4,325,848
Other assets                                                     722,261
                                                            ------------
Total assets                                                $822,555,080
                                                            ============


             LIABILITIES AND MEMBERS' EQUITY

Liabilities:

Long-term debt (Note 5)                                     $236,000,000
Repurchase agreements (Note 6)                               155,423,000
Accrued interest payable                                       4,853,757
Borrowed investment securities and
 interest rate swap, net (Note 4)                              4,487,562
CBO swap liability (Note 5)                                    4,125,000
Accrued expenses                                                 208,455
                                                            ------------

Total liabilities                                            405,097,774
                                                            ------------

Commitments and contingencies

Minority interest in consolidated entities                   192,337,631

Members' equity:

   Series A preferred members                                147,340,254
   Common members                                             77,779,421

 Total members' equity                                       225,119,675
                                                            ------------

Total liabilities and members' equity                       $822,555,080
                                                            ============

                 See notes to consolidated financial statements

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                          December 31, 2002
                                                          -----------------
Revenues:

   Interest income - CMBS                                   $ 76,306,706
   Other investment income                                     2,175,975
                                                            ------------

Total revenues                                                78,482,681
                                                            ------------

Expenses:

   Interest - long-term debt and repurchase agreements        20,527,438
   Interest - borrowed investment securities and
    interest rate swap, net                                    7,287,485
   Financing fee                                               1,180,000
   Salaries and employee benefits                              5,508,718
   General and administrative                                  4,442,601
                                                            ------------

Total expenses                                                38,946,242
                                                            ------------

Net margin on CMBS and other investments                      39,536,439

Other revenue (expense):

   Accretion of purchase discount                             17,137,362
   Loss on trading securities, net (Note 7)                  (11,068,375)
                                                            ------------

                                                               6,068,987

Income before minority interest                               45,605,426

Minority interest                                            (14,456,330)
                                                            ------------

Net income                                                  $ 31,149,096
                                                            ============

                 See notes to consolidated financial statements

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
                          YEAR EMDED DECEMBER 31, 2002


                                                       Series A
                                   Common              Preferred
                                  Members               Members         Total
                                 ------------------------------------------------
Balance at January 1, 2002       $ 78,156,400       $145,827,125     $223,983,525
 Costs to raise capital of
  consolidated subsidiaries          (386,470)          (863,826)      (1,250,296)
 Distributions                    (10,890,994)       (17,871,656)     (28,762,650)
 Net income                        10,900,485         20,248,611       31,149,096
                                 ------------       ------------     ------------
Balance at December 31, 2002     $ 77,779,421       $147,340,254     $225,119,675
                                 ============       ============     ============

                 See notes to consolidated financial statements

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                  December 31, 2002
                                                                  -----------------

OPERATING ACTIVITIES
Net income                                                          $  31,149,096
Adjustments to reconcile net income to net cash
  used in operating activities:
    Loss on trading securities, net                                    11,068,375
    Accretion of purchase discount                                    (17,137,362)
    Amortization of deferred borrowing costs                              680,930
    Minority interest                                                  14,456,330
    Changes in operating assets and liabilities:
       Investment securities - trading, net                          (205,485,635)
       Accrued interest receivable                                     (3,410,351)
       Restricted cash - CBO swap                                         (73,117)
       Other assets                                                       (93,381)
       Accrued interest payable                                         1,616,725
       Borrowed investment securities and interest rate swap, net     (14,765,069)
       Accrued expenses                                                  (190,995)
                                                                    -------------

Net cash used in operating activities                                (182,184,454)
                                                                    -------------

FINANCING ACTIVITIES
   Distributions to members                                           (28,762,650)
   Contributions from minority interest members                       148,576,742
   Distributions to minority interest members                         (14,093,989)
   Costs to raise capital                                              (1,350,296)
   Proceeds from repurchase agreements                                 69,321,000
                                                                    -------------

Net cash provided by financing activities                             173,690,807
                                                                    -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                (8,493,647)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           13,447,035
                                                                    -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $   4,953,388
                                                                    =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash payments for interest on repurchase agreements
     and long-term debt                                             $  20,489,835
                                                                    =============

                 See notes to consolidated financial statements s
                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

A) Organization - ARCap Investors, L.L.C. (the Company) was incorporated in January 1999 and commenced its operations on March 17, 1999. The Company was organized to invest primarily in subordinated commercial mortgage-backed securities (CMBS).

B) Principles of Consolidation - The consolidated financial statements include the accounts of:

     -    The Company.

     -    ARCap REIT,  Inc.  (ARCap REIT),  a  majority-owned  subsidiary of the
          Company.

     - ARCAP Resecuritization Corporation (ARCap Resecuritization), a wholly owned subsidiary of ARCap REIT. ARCap Resecuritization owns all the residual interest in Commercial Resecuritization Trust 2001 ABC-2 (the Trust).

     - ARCap High Yield CMBS Fund, L.L.C. (the High Yield Fund), of which ARCap REIT owned an approximate 23% controlling interest as of December 31, 2002. The High Yield Fund owns approximately 60% of ARCap CMBS Fund REIT, Inc. (the Fund REIT).

     - ARCap Diversified Risk CMBS Fund, L.L.C. (the Diversified Risk Fund), of which ARCap REIT owned an approximate 1% controlling interest as of December 31, 2002. The Diversified Risk Fund owns approximately 40% of the Fund REIT.

     - ARCap Special Servicing, Inc. (Special Servicing), a taxable REIT subsidiary wholly owned by ARCap REIT.

Minority interests primarily represent outside members' approximate 77% ownership in the High Yield Fund and outside members' approximate 99% ownership in the Diversified Risk Fund. The Company has consolidated the High Yield Fund and Diversified Risk Fund as it exercises control (through ARCap REIT, which acts as the Managing Member of both Funds in accordance with the terms of the respective LLC agreements) over the operations of these Funds. The Company records minority interest expense (income) that reflects the portion of the earnings (losses) of the operations which is applicable to the minority interest members.

Separate books of accounts are maintained for ARCap REIT, ARCap Resecuritization, the Trust, the High Yield Fund, the Fund REIT, the Diversified Risk Fund, and Special Servicing and are reflected in the accompanying consolidated financial statements of the Company. All material intercompany transactions and account balances have been eliminated in consolidation.

C) Investment Securities - The Company's investment security transactions are recorded on the trade date for existing securities and the settlement date for to-be-issued securities. CMBS are designated as trading assets since the Company is holding the securities for possible sales or other dispositions in the near term. Such securities are carried at their estimated fair value, with unrealized gains or losses included in earnings.

The fair value of the Company's portfolio of CMBS is generally estimated by management based on market prices provided by certain dealers who make a market in these financial instruments. The market for the Company's CMBS may lack liquidity and have limited market volume. Accordingly, the fair values reported reflect estimates and may not necessarily be indicative of the amounts that the Company could realize in a current market exchange.

The yield to maturity on the Company's CMBS depends on, among other things, the rate and timing of principal payments, the pass-through rate and interest rate fluctuations. The subordinated CMBS interests owned by the Company provide credit support to the more senior interests of the related commercial securitization. Cash flow from the mortgages underlying the CMBS interests generally is allocated first to the senior interests, with the most senior interest having a priority entitlement to cash flow. Remaining cash flow is allocated generally among the other CMBS interests in order of their relative seniority. To the extent that there are defaults and unrecoverable losses on the underlying mortgages that result in reduced cash flows, the most subordinated CMBS interest will bear this loss first. To the extent that there are losses in excess of the most subordinated interest's stated entitlement to principal and interest, then the remaining CMBS interests will bear such losses in order of their relative subordination.

D)  Revenue  Recognition  -  Interest  income  and  special  servicing  fees are
recognized   as  earned.   Accretion  of   discounts   is  computed   using  the
effective-yield method over the life of the underlying assets.

E) Derivative Financial Instruments - Derivative financial instruments are utilized by the Company to reduce interest rate risk. The Company utilizes interest rate swaps and cap and floor agreements as a means of hedging the potential financial statement impact of changes in the fair value of its portfolio of CMBS and variable rate long-term debt due to changes in interest rates. Risks in these contracts arise from the movements in interest rates and from the possible inability of counterparties to meet the terms of their contracts. The Company carries its derivative financial instruments at fair

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

value with any unrealized gain or loss included in earnings, in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

F) Resale and Repurchase Agreements - Transactions involving purchases of securities under agreements to resell (reverse repurchase agreements or reverse repos) or sales of securities under agreements to repurchase (repurchase agreements or repos) are accounted for as collateralized financings, except where the Company does not have an agreement to sell (or purchase) the same or substantially the same securities before maturity at a fixed or determinable price.

G) Cash and Cash Equivalents - Cash and cash equivalents include all highly liquid investments with original maturities when purchased of three months or less.

H) Restricted Cash - Restricted cash represents amounts required to be pledged under interest rate cap and floor agreements (see Note 5).

I) Deferred Borrowing Costs - Deferred borrowing costs represent costs incurred in connection with the issuance of long-term debt. Such amounts are amortized using the effective interest method over the term of the related debt (see Note
5).

J) Financing Fee - The Company pays an annual rate of 0.50% of the face of its existing long-term debt to a financier to provide credit enhancement of such debt.

K) Income Taxes - The Company has elected to be taxed as a partnership, whereby all income is taxed at the member level, with the exception of Special Servicing which is taxed at the entity level. ARCap REIT has elected to be taxed as a real estate investment trust for federal income tax purposes.

No provision for income taxes has been made for Special Servicing for the period April 1, 2002 (inception of Special Servicing) through December 31, 2002 as Special Servicing did not generate any taxable income.

L) Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

M) Fair Value of Financial Instruments - The estimated fair value amounts herein have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

The Company's portfolio of CMBS and securities borrowed is carried at their estimated fair values. The Company's management believes that the fair values of its cash and cash equivalents, restricted cash, and repurchase agreements approximate their carrying values due to the nature of the instruments or the fact that their terms approximate current market terms.

NOTE 2. MEMBERS' EQUITY

The Limited Liability Company Agreement (LLC Agreement) establishes two classes of membership: Series A Preferred members and Common members.

Cash Flows are distributed in the following order of priority:

     - To the Series A Preferred members in an amount equal to the accrued and unpaid Preferred Distributions (12% per annum of the $25.00 price per Unit).

     - To the Common members in an amount equal to (a) during the 18-month period that ended February 4, 2002, the amount determined by the Board of Managers, but no more than a cumulative return on the Common Units at the rate of 10% per annum on an established value of $21.74 per

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002


          unit,  and  (b)  subsequent  to  such  18-month  period,   the  amount
          determined by the Board of Managers, provided that if the amount distributable to the Common members shall exceed a cumulative annual return on the Common Units of 12% per annum, the Board of Managers shall notify the Series A Preferred members 30 days in advance of the record date for distribution of Cash Flow.

     - To the extent that any remaining Cash Flow received during such tax period is not includable in the income of the Company, to members that have been allocated Net Profits in excess of amounts actually distributed to such members, in proportion to such amounts.

Net Profits of the Company are allocated as follows:

     - To the Series A Preferred members to the extent of amounts distributed or distributable to them in such taxable year.

     - To the Series A Preferred members to the extent Net Losses previously allocated to such members exceed undistributed Net Profits previously allocated to them.

     - To the Common members to the extent of amounts distributed or distributable to them in such taxable year.

     - To the Common members to the extent Net Losses previously allocated to such members exceed undistributed Net Profits previously allocated to them.

     -    To the members in proportion to their Percentage Interests.

Net Losses of the Company are allocated as follows:

     - To the members in an amount equal to undistributed Net Profits allocated to such member.

     -    To the  Common  members  pro  rata  to the  extent  of  their  Capital
          Accounts.

     - To the Series A Preferred members pro rata to the extent of their Capital Accounts.

Series A Preferred Units
------------------------

Series A Preferred Units are convertible into Common Units at the Conversion Price in effect on the Conversion Date. If the Series A Preferred Units have not been converted within five years of the effective date of the First Amendment to the LLC Agreement (August 4, 2000), Series A Preferred Units may, at the holder's option, be converted to a note equal to $25.00 per Unit, plus accrued and unpaid Preferred Distributions.

Eighteen months after the First Closing Date (February 4, 2002), but no later than the fifth anniversary of the First Closing Date (August 4, 2005), the Company may redeem the Series A Preferred Units for $25.00 per unit, plus accrued and unpaid Preferred Distributions, plus a premium that will provide the Series A Preferred members with a total pretax internal rate of return of 17.50%.

In addition, upon either a change in control or sale or transfer of all or substantially all of the assets of the Company, Series A Preferred Units may, at the holder's option, be redeemed at $25.00 per unit, plus accrued and unpaid Preferred Distributions.

At December 31, 2002, there were a total of 6,000,000 Series A Preferred Units and 4,999,382 Common Units issued and outstanding.

The LLC Agreement contains certain restrictive covenants regarding the amount of variable rate debt, total debt, and certain financial ratios. Failure to meet the covenants in successive quarters can result in the Chief Executive Officer and Chief Operating Officer being removed from the Board of Managers until such time as the covenants are cured for successive quarters. Management believes that the Company has not violated the covenants in successive quarters.

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

NOTE 3. INVESTMENT SECURITIES

The Company's trading securities are carried at estimated fair value and are comprised of the following at December 31, 2002:

                            Face             Cost         Fair Value  Percentage
                      ----------------------------------------------------------
Subordinated CMBS:
   Security rating:
     BB+              $   115,923,711   $  91,176,800    $103,776,027     12.99%
     BB                   170,077,178     127,903,052     141,264,695     17.68%
     BB-                  134,295,076      90,149,121      99,793,698     12.49%
     B+                   215,067,722     127,005,619     137,774,880     17.25%
     B                    264,721,814     151,661,428     144,486,471     18.09%
     B-                   161,254,347      79,612,839      70,601,239      8.84%
     NR                   420,501,779     110,757,808     101,159,781     12.66%
                      ---------------   -------------    ------------    -------

                      $ 1,481,841,627   $ 778,266,667    $798,856,791    100.00%
                      ===============   =============    ============    =======

The Company accretes purchase discounts using the effective yield method over the life of the CMBS. The accumulated accretion of purchase discounts at December 31, 2002, was approximately $30,627,000.

The gross cumulative unrealized gains and losses on the Company's trading investment securities at December 31, 2002, were approximately $41,709,000 and ($51,746,000), respectively.

NOTE 4. BORROWED INVESTMENT SECURITIES AND INTEREST RATE SWAP, NET

The Company's borrowed investment securities and interest rate swap are carried at estimated fair value and are comprised of the following at December 31, 2002:


             Security        Coupon                          Cost            Fair        Unrealized
            Description       Rate          Face             Basis           Value      Gain (Loss)
------------------------------------------------------------------------------------------------------

U.S. Treasury (08-15-09)      6.000%  $ (11,239,000)    $  (10,974,728)   $( 13,072,362)  $ (2,097,634)
U.S. Treasury (02-15-11)      5.000%    (17,818,000)       (17,523,195)     (19,591,448)    (2,068,253)
U.S. Treasury (08-15-11)      5.000%   (136,603,000)      (138,334,790)    (149,900,450)   (11,565,660)
U.S. Treasury (02-15-12)      4.875%    (85,300,000)       (91,513,064)     (92,697,111)    (1,184,047)
U.S. Treasury (11-15-12)      4.000%    (20,468,000)       (20,336,877)     (20,775,020)      (438,143)
                                      --------------     --------------   --------------  ------------
                                      $(271,428,000)    $( 278,682,654)    (296,036,391)  $(17,353,737)
                                      ==============    ===============                   =============
Reverse repurchase agreements                                               295,618,149
                                                                          -------------
Borrowed investment securities, net                                            (418,242)

Interest rate swap                                                           (4,069,320)
                                                                          -------------
Borrowed investment  securities and
   interest rate swap, net                                                $  (4,487,562)
                                                                          ==============

The borrowed U.S. Treasury securities were sold in the open market (i.e., a "short" security sale). The Company is obligated to return the securities in the future and is therefore exposed to price risk until it repurchases the securities for delivery to the lender. Short security sales are used by the Company to modify its interest rate risk. The Company must pay the security lender the interest earned by the underlying security. Short security sales are recorded at the estimated fair value of the borrowed securities, and any unrealized gains (losses) are included in earnings.

Proceeds from short security sales are used to purchase reverse repurchase agreements of the same security. The transactions are governed by one master repurchase agreement with rights of offset and, therefore, the values of the short security sales and reverse repurchase agreements have been offset and shown as one line item in the accompanying consolidated financial statements. It has been the Company's practice to settle these transactions on a net basis.

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002


At December 31, 2002, the Company pledged CMBS valued at approximately $10,363,000 as additional collateral against the borrowed investment securities outstanding as of December 31, 2002.

The Company entered into an interest rate swap agreement with Bear Stearns Capital Markets (Bear Stearns) with a notional amount at December 31, 2002, of $27,000,000, on which the Company pays a fixed rate of 6.015% and receives a variable rate based upon a six-month LIBOR for a term of 10 years ending April 27, 2011. The swap agreement calls for interest to be paid semiannually in arrears. The Company carries the swap agreement at its estimated fair value, with all periodic changes in estimated fair value recognized in earnings. The Company was required under the swap agreement to pledge collateral valued at 1% of the notional amount of the swap to ensure its performance in the event that the swap declines in value. At December 31, 2002, the Company pledged CMBS valued at approximately $14,611,000 as additional collateral against the interest rate swap outstanding as of December 31, 2002.

NOTE 5. LONG-TERM DEBT

During fiscal year 2001, the Company entered into an agreement to sell its interests in 50 CMBS pass-through certificates (the Pooled Certificates) to its subsidiary, the Trust.

The Trust resecuritized the Pooled Certificates and offered $98,500,000 Class A-1 Senior Notes with a fixed coupon rate of 7.17% (Fixed Rate Notes) and $137,500,000 Class A-2 Senior Notes with a variable coupon rate based on one-month LIBOR plus 115 basis points (Variable Rate Notes) (together, the Notes). The Notes are secured by the investment securities of the Company with a carrying value of approximately $345,512,000 at December 31, 2002. The Company capitalized $5,667,580 of deferred borrowing costs related to the issuance of the Notes. The deferred borrowing costs are being amortized, using the effective-interest method, over the life of the debt, which is seven years (through February 22, 2008). The Company amortized $680,930 of deferred costs for the year ended December 31, 2002. Total accumulated amortization of deferred borrowing costs at December 31, 2002, was $1,213,830.

In conjunction with the issuance of the Variable Rate Notes, the Company entered into an interest rate cap agreement and an interest rate floor agreement with Bear Stearns (CBO Swap) to effectively fix the interest rate on its variable rate debt at 7.435%. The notional amount for the CBO Swap is $137,500,000. The agreements call for interest to be paid monthly. The Company carries the CBO Swap at its estimated fair value, with all periodic changes in estimated fair value recognized in earnings. The Company originally deposited $4,125,000 of cash to ensure its performance in the event that the CBO Swap declines in value. If the market value of the CBO Swap falls below defined thresholds, the Company may be required to deposit additional restricted cash. Amounts in excess of the minimum requirements may be withdrawn by the Company.

Interest on the Notes is paid monthly. Interest expense on the Notes was approximately $17,238,000 for the year ended December 31, 2002, and the related accrued interest payable at December 31, 2002, was approximately $480,000.

NOTE 6. REPURCHASE AGREEMENTS

The Company entered into repurchase agreements to finance a portion of its CMBS purchases. The weighted-average interest rate as of December 31, 2002, was 2.73%, and the average maturity of the agreements was 30 days. The repurchase agreements are collateralized by a portion of the Company's portfolio of CMBS investments with a fair value of approximately $284,943,000 at December 31, 2002. Accrued interest payable at December 31, 2002, was approximately $209,000.

NOTE 7. LOSS ON TRADING SECURITIES, NET

The composition of the Company's gain (loss) on trading securities, net for the year ended December 31, 2002, is as follows:

Unrealized loss - borrowed investment securities                   $(17,594,455)
Unrealized loss - interest rate swap                                 (3,395,007)
Unrealized loss - CBO Swap                                           (1,408,400)
Unrealized gain - CMBS                                               12,443,165
Realized loss - CMBS                                                 (1,086,698)
Realized loss - borrowed investment securities                          (26,980)
                                                                   -------------
Loss on trading securities, net                                    $(11,068,375)
                                                                   =============

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

NOTE 8. OPERATING LEASES

The Company leases its office space and certain equipment under operating leases that expire between April 2004 and January 2007. The office lease, as amended, provides for an annual basic rental of $206,244 during the initial lease term and contains an option to extend the term of the lease for one extension term of five years, with the basic rental being reset at the then market rate. Future minimum lease payments under these leases are as follows:

           2003                                                $313,851
           2004                                                 243,455
           2005                                                 207,384
           2006                                                 206,244
           2007                                                  17,187
                                                               --------
           Total                                               $988,121
                                                               ========


Lease expense for the year ended December 31, 2002 was approximately $316,000.

NOTE 9. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

At times, the Company purchases investment securities from members of the Company or their affiliates. These purchases represent transactions that are in the normal course of business of the Company and the members. During the year ended December 31, 2002, the Company purchased from such members CMBS with an approximate face of $387,327,000 at an approximate purchase price of $210,382,000.

The Company has loaned approximately $231,000 to key executives for funding of tax liabilities associated with units granted under an incentive compensation arrangement. As of December 31, 2002, there is approximately $190,000 outstanding.

These loans are classified as other assets in the consolidated balance sheet. The loans bear interest at a rate of 7% per annum, and payments are due quarterly on the distribution date for the Common Units. Payments are due only to the extent that the quarterly distribution is sufficient to pay them. The loans become due upon termination of the executives' employment with the Company, and recourse is limited to the Common Units securing the loans.

Under a fee arrangement, ARCap REIT paid C.P. Eaton & Associates, Inc. a monthly retainer fee and an incentive fee to assist ARCap REIT in raising capital for fund operations with respect to which ARCap REIT acts as the Managing Member. The total costs incurred under this fee arrangement are allocated proportionately (based on total dollars raised) to all funds for which capital dollars are raised.

NOTE 10. EMPLOYEE BENEFITS

The Company holds a contributory defined contribution 401(k) plan that covers substantially all full-time employees. The Company matches participant contributions up to 3% of each participant's total compensation. Matching contributions totaled approximately $75,000 for the year ended December 31, 2002.

The Company has a deferred compensation plan for key employees. The Board of Managers approved the availability of approximately 690,000 phantom appreciation units and 296,000 phantom grant units for future awards to employees. In order to grant these awards, the Compensation Committee must recommend that they be granted, and the Compensation Committee's recommendation must be approved by the Board of Managers. As of December 31, 2002, the Company has granted approximately 551,000 and 193,000 appreciation units and grant units, respectively. The Board of Managers approved the Compensation Committee's recommendations to grant additional appreciation units and grant units of approximately 138,000 and 95,000, respectively, effective January 1, 2003.

Grant units granted each have a vesting period, which generally is ratable over a period of three years. Once vested, employees are entitled to receive a bonus in an amount equal to the per Unit amount distributed on account of the Common Units times the number of grant units vested in the employee. The employee is entitled to this compensation regardless of whether the distribution to the holders of Common Units is an ordinary distribution or an extraordinary distribution. Thus, if the Company is sold or liquidated, the employee would be entitled to share in the proceeds of the sale or liquidation on the same basis as the holders of Common Units with respect to vested grant units.

Appreciation units granted also have a vesting period which is generally spread ratably over a three year period. Once vested, employees begin to "earn" the right to receive compensation on account of each vested appreciation unit by being credited with an amount equal to the per Unit distributions made to holders of Common Units until the amount credited equals the Initial Value (i.e. the price at which a vested employee could obtain the appreciation unit) established by the Compensation Committee. Vested employees are entitled to compensation on account of each vested appreciation unit in an amount equal to the per Unit distributions made to holders of Common Units only after they have "earned" credits equal to the Initial Value. In the event of a liquidation or

                    ARCap INVESTORS, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

sale, employees with vested appreciation units are entitled to compensation in an amount equal to the per Unit proceeds in excess of the Initial Value plus the credits which have been earned.

The amount actually received by employees on account of the vested grant and appreciation units is compensation. For the year ended December 31, 2002, the Company expensed approximately $157,000 relating to compensation paid on account of vested grant units.